Exhibit 99.1

Contact:

Arthur F. Birmingham
Peapack-Gladstone Financial Corporation
T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS SECOND QUARTER RESULTS
BRANCH OPENING IN BRIDGEWATER EXPANDS MARKET AREA

GLADSTONE, N.J.—(BUSINESS WIRE)—August 1, 2005 – Peapack-Gladstone Financial Corporation (AMEX:PGC) reported net income of $3.2 million for the second quarter of 2005, the same level as recorded for the second quarter of 2004. Net income per diluted share was $0.38 for both periods. The annualized return on average assets (“ROA”) was 1.12 percent and the annualized return on average equity (“ROE”) was 13.31 percent for the second quarter of 2005.

        Net income for the six months of 2005 was $6.9 million, an increase of $431 thousand from the $6.5 million reported for the same period last year. Diluted earnings per share was $0.82, an increase of 6.5 percent over the $0.77 recorded in the year ago period. These results produced a return on average assets of 1.22 percent and a return on average equity of 14.40 percent.

        “Our second quarter results reflect continued strong balance sheet growth,” said Frank A. Kissel, Chairman and Chief Executive Officer. “We are pleased with our ability to absorb the external challenges arising from the continued net interest margin compression resulting from a flattening yield curve and competitive loan and deposit pricing pressures. Despite these factors and along with additional branch opening expenses, net income excluding securities gains in both periods increased 8.5 percent. Most importantly, we have increased our loan portfolios without compromising our underwriting standards. Credit quality remained excellent and loan delinquencies continued at very low levels.

        “Our 20th branch, in Bridgewater, New Jersey, has recently opened. We are excited with the prospect of bringing our style of community banking to the Bridgewater community. We expect to continue opening branches in communities that are contiguous to our current market area.”

EARNINGS

Net Interest Income

        In the second quarter of 2005, net interest income, on a fully tax-equivalent basis, was $9.21 million, an increase of $499 thousand or 5.7 percent over the same period last year and a decrease of $61 thousand or 0.7 percent over the first quarter of 2005. On a fully tax-equivalent basis, the net interest margin for the second quarter was 3.37 percent as compared to 3.71 percent for the same period last year and 3.53 percent in the first quarter of 2005. These declines are primarily the result of the flattening yield curve with funding costs increasing significantly faster than yields on new loan originations. The yield on earning assets increased over the first quarter of 2005 by 8 basis points, while cost of funds increased 25 basis points. The sharp rise in funding costs was due to the raising of short-term interest rates by the Federal Reserve and competitive pricing pressure.

        Average loans for the second quarter of 2005 increased $205.8 million or 46.4 percent to $649.7 million from $443.9 million for the second quarter of 2004. In the second quarter of 2005 as compared to the second quarter of 2004, the mortgage loan portfolio experienced growth of $184.6 million or 54.8 percent, while the commercial loan portfolio grew $16.6 million or 23.0 percent. Most of the mortgage loan growth was in adjustable-rate residential mortgage loans, which resulted from new business initiatives and our entry into new market areas.

        For the second quarter of 2005, average deposits grew $115.3 million or 13.4 percent to $977.7 million from $862.4 million for the second quarter of 2004. Contributing to deposit growth was the introduction of the Fed Tracker Money Market Account, the Fed Flyer CD and the Master Escrow Account, products that have been favorably received by our customers. Average borrowings increased $35.8 million, or 92.2 percent, from $38.9 million in the second quarter of 2004 to $74.7 million for the second quarter of 2005. Borrowings supplemented funding requirements for asset growth in the second quarter of 2005.

Other Income

        Other income was $2.8 million for the second quarter of 2005, a decline of $158 thousand, or 5.4 percent from the $2.9 million recorded for the second quarter of 2004. Securities gains of $37 thousand and $406 thousand in the second quarters of 2005 and 2004, respectively, were recorded. Income from PGB Trust and Investments was $1.9 million, an increase of $115 thousand or 6.4 percent over 2004 levels.

Other Expenses

        Other expenses totaled $7.0 million for the second quarter of 2005, an increase of $514 thousand or 7.9 percent, when compared to $6.5 million for the same quarter of 2004. Salaries and benefits expense was $4.0 million for the second quarter of 2005 as compared to $3.7 million for the same quarter of 2004, increasing $311 thousand, or 8.4 percent. Normal salary increases as well as additions to staff, branch expansion and higher health insurance costs account for the increase. Occupancy and equipment expenses increased $213 thousand or 14.7 percent to $1.7 million for the second quarter of 2005 as compared to $1.5 million for the same quarter of 2004. In the past year, occupancy and equipment expenses have grown due to the investment in two new branches. Other non-interest expense remained constant at $1.4 million for the second quarter of 2005 as compared to the same period in 2004. This marks the second consecutive quarter in which other non-interest expense level has remained flat with comparable prior-year periods.

ASSET QUALITY

        At June 30, 2005, non-performing loans totaled $354 thousand or 0.05 percent of total loans as compared to $918 thousand or 0.20 percent at June 30, 2004.

        Mr. Kissel stated, “We are pleased to report that credit quality remains strong with low levels of loan delinquencies. During this period of strong loan growth, we remain committed to maintaining credit quality.”

        The allowance for loan losses was $6.4 million or 0.92 percent of total loans at June 30, 2005 as compared to $5.7 million or 1.23 percent of total loans at June 30, 2004. Net recoveries of $12 thousand were recorded in the first half of 2005 while $61 thousand of net charge-offs were recorded in the first half of 2004.

CAPITAL

        At June 30, 2005, shareholders’ equity totaled $98.8 million as compared with $85.4 million at June 30, 2004, an increase of $13.4 million or 15.6 percent. The Corporation’s leverage ratio, tier 1 and total risk based capital ratios at June 30, 2005 were 8.68 percent, 17.73 percent and 18.88 percent, respectively.

        Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.18 billion as of June 30, 2005. Peapack-Gladstone Bank, its wholly owned community bank was established in 1921, and has 20 branches in Somerset, Hunterdon and Morris Counties. Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at its Morristown office located at 233 South Street. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s view of future interest income and net loans, management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated costs in connection with new branch openings, an unexpected decline in the direction of the economy in New Jersey, unexpected changes in interest rates, unexpected loan prepayment volume, a decline in levels of loan quality, development of new tax strategies or the disallowance of prior tax strategies and origination volume and a decline in the volume of increase in trust assets or deposits. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED
(Dollars in Thousands, Except Per Share Amounts)

	At or For The Three Months Ended June 30,		At or For The Six Months Ended June 30,
	2005	2004	2005	2004
Income Statement Data:
Interest Income	$13,400	$10,740	$26,056	$21,261
Interest Expense	4,455	2,246	8,084	4,405

Net Interest Income	8,945	8,494	17,972	16,856
Provision For Loan Losses	200	150	350	300

Net Interest Income After
Provision For Loan Losses	8,745	8,344	17,622	16,556
Trust Fees	1,906	1,791	3,920	3,474
Other Income	818	722	1,656	1,466
Securities Gains	37	406	335	600
Other Expenses	7,017	6,503	13,572	12,542

Income Before Income Taxes	4,489	4,760	9,961	9,554
Income Tax Expense	1,271	1,551	3,040	3,064

Net Income	$3,218	$3,209	$6,921	$6,490

Balance Sheet Data:
Total Assets			$1,177,156	$1,013,463
Federal Funds Sold			847	2,666
Short-Term Investments			779	847
Securities Held To Maturity			78,586	96,760
Securities Available For Sale			337,043	387,567
Loans			694,618	465,761
Allowance For Loan Losses			6,366	5,706
Deposits			992,621	875,623
Borrowings			80,806	48,219
Shareholders' Equity			98,804	85,447

Trust Department Assets
(Market Value, Not
Included Above)			$1,671,005	$1,555,505

Performance Ratios:
Return on Average Assets	1.12%	1.29%	1.22%	1.33%
Return on Average Equity	13.31	14.72	14.40	14.93

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED
(Dollars in Thousands, Except Per Share Amounts)

	At or For The Three Months Ended June 30,		At or For The Six Months Ended June 30,
	2005	2004	2005	2004

Net Interest Margin
(Taxable Equivalent Basis)	3.37%	3.71%	3.45%	3.76%

Asset Quality:
Loans past due over 90 days
And Still Accruing	$0	$0	$0	$817
Non-Accrual Loans			354	101
Net Recoveries/(Charge-Offs)	5	(6)	12	(61)
Allowance For Loan Losses
To Total Loans			0.92%	1.23%

Per Share Data: (1)
Earnings Per Share (Basic)	$0.39	$0.39	$0.84	$0.79
Earnings Per Share (Diluted)	0.38	0.38	0.82	0.77
Book Value Per Share			11.90	10.43
Dividends Per Share			0.22	0.20

Capital Adequacy:
Tier I Leverage			8.68%	8.72%
Tier I Capital to Risk-
Weighted Assets			17.73	20.17
Tier I & II Capital to
Risk-Weighted Assets			18.88	21.52

(1)     Restated for the effect of the 10 percent stock dividend declared September 9, 2004.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
QUARTERS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2005			June 30, 2004
	Average Balance	Income/ Expense	Yield	Average Balance	Income/ Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$385,908	$3,891	4.03%	$441,145	$4,114	3.72%
Tax-Exempt (1) (2)	55,881	655	4.69%	42,095	536	5.09%
Loans (2) (3)	649,733	9,101	5.60%	443,905	6,283	5.66%
Federal Funds Sold	1,719	12	2.90%	9,302	22	0.95%
Interest-Earning Deposits	776	6	3.02%	774	2	0.88%

Total Interest-Earning
Assets	1,094,017	$13,665	5.00%	937,221	$10,957	4.67%

Noninterest-Earning Assets:
Cash and Due from Banks	21,641			19,629
Allowance for Loan
Losses	(6,166)			(5,625)
Premises and Equipment	21,155			17,540
Other Assets	23,703			25,481

Total Noninterest-Earning
Assets	60,333			57,025

Total Assets	$1,154,350			$994,246

LIABILITIES:
Interest-Bearing Deposits
Checking	$205,237	$609	1.19%	$162,593	$237	0.58%
Money Markets	130,355	789	2.42%	66,143	93	0.56%
Tiered Money Markets	103,468	375	1.45%	139,102	303	0.87%
Savings	101,952	177	0.69%	107,310	165	0.61%
Certificates of Deposit	259,392	1,895	2.92%	223,387	1,174	2.10%

Total Interest-Bearing
Deposits	800,404	3,845	1.92%	698,535	1,972	1.13%
Borrowings	74,668	610	3.27%	38,856	274	2.82%

Total Interest-Bearing
Liabilities	875,072	4,455	2.04%	737,391	2,246	1.22%

Noninterest Bearing
Liabilities
Demand Deposits	177,270			163,822
Accrued Expenses and
Other Liabilities	5,297			5,803

Total Noninterest-Bearing
Liabilities	182,567			169,625
Shareholders' Equity	96,711			87,230

Total Liabilities and
Shareholders' Equity	$1,154,350			$994,246

Net Interest Income		$9,210			$8,711

Net Interest Spread			2.96%			3.45%

Net Interest Margin (4)			3.37%			3.71%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
YEAR-TO-DATE
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2005			June 30, 2004
	Average Balance	Income/ Expense	Yield	Average Balance	Income/ Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$393,963	$7,894	4.01%	$430,113	$8,173	3.77%
Tax-Exempt (1) (2)	53,823	1,259	4.68%	39,625	1,024	5.17%
Loans (2) (3)	621,555	17,381	5.59%	435,164	12,428	5.71%
Federal Funds Sold	1,745	23	2.64%	8,048	38	0.95%
Interest-Earning Deposits	700	9	2.65%	2,507	13	1.04%

Total Interest-Earning
Assets	1,071,786	$26,566	4.96%	915,457	$21,676	4.72%

Noninterest-Earning Assets:
Cash and Due from Banks	21,306			19,237
Allowance for Loan
Losses	(6,097)			(5,575)
Premises and Equipment	20,668			16,756
Other Assets	24,451			27,047

Total Noninterest-Earning
Assets	60,328			57,465

Total Assets	$1,132,114			$972,922

LIABILITIES:

Interest-Bearing Deposits
Checking	$203,050	$1,137	1.12%	$147,216	$349	0.47%
Money Markets	117,853	1,223	2.08%	65,777	194	0.59%
Tiered Money Markets	113,108	789	1.40%	144,281	648	0.90%
Savings	103,816	358	0.69%	104,793	325	0.62%
Certificates of Deposit	255,620	3,528	2.76%	223,279	2,347	2.10%

Total Interest-Bearing
Deposits	793,447	7,035	1.77%	685,346	3,863	1.13%
Borrowings	65,652	1,048	3.19%	37,676	542	2.88%

Total Interest-Bearing
Liabilities	859,099	8,083	1.88%	723,022	4,405	1.22%

Noninterest Bearing
Liabilities
Demand Deposits	171,835			156,352
Accrued Expenses and
Other Liabilities	5,069			6,581

Total Noninterest-Bearing
Liabilities	176,904			162,933
Shareholders' Equity	96,111			86,967

Total Liabilities and
Shareholders' Equity	$1,132,114			$972,922

Net Interest Income		$18,483			$17,271

Net Interest Spread			3.08%			3.50%

Net Interest Margin			3.45%			3.76%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include non-accrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.